Exhibit 99.1

TI Reports 2Q05 Financial Results

•	2Q Revenue Grows 9% Sequentially

•	Company Delivers Record Operating Profit

•	EPS Expands to $0.38, Including $0.06 of Tax-Related Benefits

•	Orders Increase 12% Sequentially

•	TI to Increase Dividend 20%, Repurchase Additional $2 Billion of Stock

Conference Call on TI Web Site at 4:30 p.m. Central Time Today

www.ti.com

DALLAS (July 25, 2005) – Texas Instruments Incorporated (TI) (NYSE: TXN) today reported revenue for the second quarter of $3239 million, up 9 percent sequentially and about even with the year-ago quarter. The sequential growth primarily was due to increased demand for the company’s analog and DSP semiconductor products. Also contributing to growth was the seasonal increase in demand for calculators from TI’s Educational & Productivity Solutions (E&PS) business.

Operating profit of $669 million, an all-time high, reflected stronger gross profit as well as tight control of operating expenses. TI’s gross profit margin expanded 2.1 percentage points sequentially to 47.0 percent of revenue, and TI’s operating margin increased 3.9 percentage points to 20.6 percent of revenue.

Earnings per share (EPS) in the second quarter were $0.38, which includes a net benefit of $0.06 from tax-related items.

Separately, the company announced plans to increase its dividend by 20 percent to an annual dividend payment of $0.12 per share effective with the October 2005 dividend declaration. Also, the Board of Directors has authorized a $2 billion stock repurchase, which is in addition to previously announced stock repurchase authorizations.

“Our strong growth underscores the importance of DSP and analog to a wide range of electronics equipment,” said Rich Templeton, TI president and chief executive officer. “We believe that revenue from our broad portfolio of advanced DSP and analog products outpaced the results of our competitors.

“Good products, good execution and good cost control led to record operating profit,” he said. “Our operations continued to produce significant cash, and we were well-positioned to repurchase the company’s stock in the second quarter. We repurchased an additional 52 million shares in the quarter, or a total of 110 million shares since the beginning of the year.

“We’re also encouraged that the inventory correction that affected our DLP™ product revenue in the first half of the year is now complete. DLP revenue grew 10 percent sequentially, and we expect it will contribute to growth again in the third quarter,” he said. “High-performance analog turned in another strong quarter with 13 percent sequential growth. DSP revenue grew 8 percent sequentially driven by strong growth in wireless applications. Total revenue from the wireless market increased 8 percent as a result of our leading position in the fast-growing 3G market. With Semiconductor orders up 15 percent sequentially in the second quarter and the book-to-bill ratio at 1.07, we believe the company will deliver solid growth again in the third quarter.”

Gross Profit

In the second quarter, TI’s gross profit of $1521 million, or 47.0 percent of revenue, increased $185 million sequentially due to higher gross profit from Semiconductor and E&PS. Compared with a year ago, gross profit increased $40 million for the same reason.

Operating Expenses

Research and development (R&D) expense of $493 million, or 15.2 percent of revenue, decreased $2 million sequentially. R&D expense declined $21 million from a year ago due to a lower accrual for profit sharing.

Selling, general and administrative (SG&A) expense of $359 million, or 11.1 percent of revenue, increased $15 million sequentially primarily due to a gain on the disposition of a sales facility in the first quarter as well as seasonally higher marketing expenses in E&PS. SG&A decreased $16 million from a year ago primarily due to a lower profit-sharing accrual.

Operating Profit

Operating profit of $669 million, or 20.6 percent of revenue, increased $172 million sequentially due to higher gross profit, and increased $77 million from a year ago due to higher gross profit as well as lower operating expenses.

Other Income (Expense) Net (OI&E)

OI&E of $56 million increased $8 million sequentially primarily due to adjustments to previously accrued interest expense related to favorable developments on several outstanding tax matters, partially offset by reduced interest income on lower cash balances. OI&E increased $18 million from a year ago primarily due to these adjustments.

Net Income

Net income was $628 million, or $0.38 per share.

The net tax benefit recognized during the second quarter includes the previously mentioned favorable developments on outstanding tax matters, partially offset by the tax expense associated with the planned repatriation of foreign earnings under the American Jobs Creation Act. The company intends to invest these repatriated earnings in accordance with the provisions of the Act. Including these items, the overall tax rate for the second quarter was about 13 percent. The ongoing effective annual tax rate, excluding these items, was about 24 percent.

Orders

TI orders of $3389 million increased $361 million sequentially and $136 million from a year ago due to higher demand for Semiconductor products.

Cash

Cash flow from operations of $827 million increased $304 million sequentially primarily due to payment of employee profit sharing in the first quarter for 2004 performance and higher net income, partially offset by a seasonal increase in accounts receivable. Cash flow from operations increased $321 million from a year ago due to higher net income and lower inventories.

At the end of the second quarter, total cash (cash and cash equivalents plus short-term investments and long-term cash investments) was $4478 million, down $662 million from the end of the previous quarter and $1056 million from the end of the year-ago period. During the quarter, the company used $1292 million in cash to repurchase 52 million shares of TI common stock.

Capital Spending and Depreciation

Capital expenditures of $257 million decreased $20 million sequentially and $99 million from a year ago. TI’s capital expenditures in the second quarter were primarily for construction of TI’s new 300-millimeter manufacturing facility in Texas, as well as semiconductor assembly-and-test equipment and advanced wafer-fabrication equipment.

Depreciation of $345 million decreased $2 million sequentially and $18 million from a year ago.

Accounts Receivable and Inventories

Accounts receivable of $1902 million at the end of the second quarter increased $206 million sequentially due to seasonally higher E&PS receivables and higher revenue. Accounts receivable decreased $28 million from the end of the year-ago quarter. Days sales outstanding were 53 at the end of the second quarter compared with 51 at the end of the previous quarter and 54 at the end of the year-ago quarter.

Inventories of $1202 million at the end of the second quarter decreased $43 million from the end of the previous quarter due to strong shipments, and decreased $83 million from the end of the year-ago quarter due to lower factory loadings. Days of inventory at the end of the second quarter were 63 compared with 69 at the end of the previous quarter and 66 at the end of the year-ago quarter.

Outlook

TI intends to provide a mid-quarter update to its financial outlook on Sept. 8, 2005, by issuing a press release and holding a conference call. Both will be available on the company’s web site.

For the third quarter of 2005, TI expects revenue to be in the following ranges:

•	Total TI, $3290 million to $3560 million;

•	Semiconductor, $2835 million to $3065 million;

•	Sensors & Controls, $275 million to $295 million; and

•	E&PS, $180 million to $200 million.

TI expects EPS to be in the range of $0.31 to $0.35. This estimate includes the expensing of employee stock options, which TI will initiate in the third quarter as previously announced. This expense is expected to be about $80 million in the third quarter, or $0.03 per share.

For 2005, TI continues to expect: R&D to be about $2.1 billion, capital expenditures to be about $1.3 billion and depreciation to be about $1.4 billion. The ongoing effective tax rate for the remainder of the year is expected to be about 24 percent.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Income

(In millions, except per-share amounts)

	For Three Months Ended
	June 30 2005	Mar. 31 2005	June 30 2004
Net revenue	$3239	$2972	$3241
Operating costs and expenses:
Cost of revenue	1718	1636	1760
Gross profit	1521	1336	1481
Gross profit % of revenue	47.0%	44.9%	45.7%
Research and development (R&D)	493	495	514
R&D % of revenue	15.2%	16.6%	15.8%
Selling, general and administrative (SG&A)	359	344	375
SG&A % of revenue	11.1%	11.6%	11.6%

Total	2570	2475	2649

Profit from operations	669	497	592
Operating profit % of revenue	20.6%	16.7%	18.3%
Other income (expense) net	56	48	38
Interest on loans	2	2	8

Income before income taxes	723	543	622
Provision for income taxes	95	132	181

Net income	$628	$411	$441

Basic earnings per common share	$.38	$.24	$.25

Diluted earnings per common share	$.38	$.24	$.25

Average shares outstanding, basic	1633	1701	1732

Average shares outstanding, diluted	1669	1735	1772

Cash dividends declared per share of common stock	$.025	$.025	$.021

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Balance Sheets

(In millions of dollars)

	June 30 2005	Mar. 31 2005	June 30 2004
Assets
Current assets:
Cash and cash equivalents	$2133	$1856	$1623
Short-term investments	2345	3284	2311
Accounts receivable, net of allowances for customer adjustments and doubtful accounts of $39 million at June 30, 2005, $42 million at March 31, 2005, and $42 million at June 30, 2004	1902	1696	1930
Inventories:
Raw materials	116	113	135
Work in process	700	756	799
Finished goods	386	376	351

Inventories	1202	1245	1285

Deferred income taxes	597	577	467
Prepaid expenses and other current assets	320	413	491

Total current assets	8499	9071	8107

Property, plant and equipment at cost	9323	9409	9831
Less accumulated depreciation	(5566)	(5564)	(5654)

Property, plant and equipment, net	3757	3845	4177

Long-term cash investments	—	—	1600
Equity and debt investments	265	260	254
Goodwill	708	701	693
Acquisition-related intangibles	86	98	138
Deferred income taxes	568	457	496
Capitalized software licenses, net	288	292	309
Prepaid retirement costs	246	259	166
Other assets	69	62	110

Total assets	$14486	$15045	$16050

Liabilities and Stockholders’ Equity
Current liabilities:
Loans payable and current portion long-term debt	$306	$318	$415
Accounts payable and accrued expenses	1479	1573	1601
Income taxes payable	255	262	35
Profit sharing contributions and accrued retirement	70	40	183

Total current liabilities	2110	2193	2234

Long-term debt	55	55	375
Accrued retirement costs	534	564	611
Deferred income taxes	35	40	59
Deferred credits and other liabilities	289	289	333

Stockholders’ equity:
Preferred stock, $25 par value. Authorized — 10,000,000 shares.
Participating cumulative preferred. None issued.	—	—	—
Common stock, $1 par value. Authorized — 2,400,000,000 shares.
Shares issued: June 30, 2005 — 1,738,514,238; March 31, 2005 — 1,738,491,029; June 30, 2004 —1,738,123,534	1739	1738	1738
Paid-in capital	611	679	812
Retained earnings	12197	11610	10269
Less treasury common stock at cost:
Shares: June 30, 2005 — 115,461,457; March 31, 2005 — 76,326,181; June 30, 2004 — 7,045,901	(2908)	(1929)	(193)
Accumulated other comprehensive income (loss):
Minimum pension liability	(163)	(167)	(159)
Unrealized holding gains (losses) on investments	(11)	(24)	(19)
Deferred compensation	(2)	(3)	(10)

Total stockholders’ equity	11463	11904	12438

Total liabilities and stockholders’ equity	$14486	$15045	$16050

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Statements of Cash Flows

(In millions of dollars)

	For Three Months Ended
	June 30 2005	Mar. 31 2005	June 30 2004
Cash flows from operating activities:
Net income	$628	$411	$441
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	345	347	363
Amortization of acquisition-related costs	15	15	19
(Gains)/losses on investments	2	3	(3)
(Gains)/losses on sales of assets	(1)	(25)	—
Deferred income taxes	(174)	(37)	62
(Increase) decrease:
Accounts receivable	(212)	(14)	(254)
Inventories	43	3	(137)
Prepaid expenses and other current assets	86	(90)	56
Accounts payable and accrued expenses	1	33	40
Income taxes payable	10	72	(174)
Accrued profit sharing and retirement	31	(226)	100
Noncurrent accrued retirement costs	6	5	(5)
Other	47	26	(2)

Net cash provided by operating activities	827	523	506

Cash flows from investing activities:
Additions to property, plant and equipment	(257)	(277)	(356)
Sales of assets	5	42	—
Purchases of cash investments	(248)	(818)	(1122)
Sales and maturities of cash investments	1192	1204	1078
Purchases of equity investments	(6)	(2)	(12)
Sales of equity and debt investments	—	—	19
Acquisition of businesses, net of cash acquired	(18)	—	—

Net cash provided by (used in) investing activities	668	149	(393)

Cash flows from financing activities:
Payments on loans payable	(10)	—	(28)
Dividends paid on common stock	(41)	(43)	(37)
Sales and other common stock transactions	116	57	69
Common stock repurchases	(1292)	(1493)	(113)

Net cash used in financing activities	(1227)	(1479)	(109)
Effect of exchange rate changes on cash	9	(5)	4

Net increase (decrease) in cash and cash equivalents	277	(812)	8
Cash and cash equivalents at beginning of period	1856	2668	1615

Cash and cash equivalents at end of period	$2133	$1856	$1623

Business Segment Net Revenue

(In millions of dollars)

	For Three Months Ended
	June 30 2005	Mar. 31 2005	June 30 2004
Semiconductor
Trade	$2764	$2595	$2783
Intersegment	1	2	1

	2765	2597	2784

Sensors & Controls
Trade	294	295	289
Intersegment	1	1	1

	295	296	290

Educational & Productivity Solutions
Trade	181	82	169

Corporate activities	(2)	(3)	(2)

Total net revenue	$3239	$2972	$3241

Business Segment Profit (Loss)
(In millions of dollars)

	For Three Months Ended
	June 30 2005	Mar. 31 2005	June 30 2004
Semiconductor	$594	$460	$526
Sensors & Controls	72	69	77
Educational & Productivity Solutions	79	20	68
Corporate activities	(57)	(55)	(56)
Charges/gains and acquisition-related amortization	(19)	3	(23)

Profit from operations	$669	$497	$592

Semiconductor

•	Semiconductor revenue of $2765 million increased $168 million sequentially, or 6 percent, due to strong growth in demand for the company’s analog and DSP products. Compared with a year ago, revenue was about even as higher demand for DSP products offset declines in other product areas.

•	Gross profit was $1315 million, or 47.6 percent of revenue. Gross profit increased $126 million sequentially primarily due to higher product revenue as well as a combination of manufacturing cost reductions and higher utilization of the company’s Semiconductor manufacturing assets. Compared with a year ago, gross profit increased $30 million due to manufacturing cost reductions.

•	Operating profit was $594 million, or 21.5 percent of revenue, up $134 million sequentially primarily due to higher gross profit. Compared with a year ago, operating profit increased $68 million due to a combination of lower operating expenses and higher gross profit.

•	Analog revenue increased 9 percent sequentially as increased demand for high-performance analog products more than offset the impact of the sale of the company’s commodity LCD driver product line, which was completed in the first quarter of 2005. Compared with a year ago, analog revenue decreased 7 percent primarily reflecting the sale of the company’s commodity LCD driver product line. High-performance analog revenue increased 13 percent sequentially and was about even with a year ago.

•	DSP revenue increased 8 percent sequentially and 10 percent from a year ago primarily due to higher demand from the wireless market.

•	TI’s remaining Semiconductor revenue was about even sequentially as higher demand for DLP, RISC microprocessor, microcontroller and standard logic products more than offset a decline in royalties. Remaining Semiconductor revenue declined 6 percent compared with a year ago primarily due to lower demand for DLP and standard logic products, which more than offset increased demand for RISC microprocessors and microcontrollers.

•	Semiconductor orders of $2950 million increased 15 percent sequentially and 7 percent from a year ago due to strong growth in demand across most of the company’s products.

2Q Semiconductor Highlights

•	Samsung Electronics selected TI’s OMAP-DM™ multimedia processor technology for several digital TV mobile phone models for the Korean marketplace. The first model is already available to consumers in South Korea.

•	TI’s 1080p DLP products for high-definition televisions (HDTVs) have been fully qualified, and production shipments to customers have begun. HDTVs based on DLP technology are the first 1080p TVs available in volume to the U.S. market. Customers who have announced 1080p DLP TVs include Samsung, Mitsubishi, Toshiba and HP.

•	TI’s DSP-based digital media processor technology is at the heart of the newly released Slingbox™ from Sling Media. The Slingbox transforms virtually any networked laptop or Internet-connected device into a personal TV, allowing consumers to watch live television programming anywhere.

Sensors & Controls

•	Sensors & Controls revenue was $295 million, about even sequentially and up $5 million from a year ago due to higher demand for sensor products for the automotive market.

•	Gross profit was $108 million, or 36.6 percent of revenue, up $2 million sequentially primarily due to cost reductions. Compared with a year ago, gross profit decreased $4 million reflecting a combination of cost reductions in the year-ago quarter and start-up expenses for new products in the second quarter.

•	Operating profit was $72 million, or 24.5 percent of revenue, up $3 million sequentially primarily due to higher gross profit. Compared with a year ago, operating profit decreased $5 million primarily due to lower gross profit.

Educational & Productivity Solutions (E&PS)

•	E&PS revenue was $181 million, up $99 million sequentially due to seasonally higher sales of graphing calculator products in preparation for the back-to-school retail season. Compared with a year ago, revenue increased $12 million due to higher demand for graphing calculator products.

•	Gross profit was $111 million, or 61.2 percent of revenue, up $67 million sequentially and $12 million from a year ago primarily due to higher revenue.

•	Operating profit was $79 million, or 43.7 percent of revenue, up $59 million sequentially and $11 million from a year ago due to higher gross profit.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe the company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of the Company or its management:

•	Market demand for semiconductors, particularly for analog chips and digital signal processors in key markets such as telecommunications and computers;

•	TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;

•	TI’s ability to compete in products and prices in an intensely competitive industry;

•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;

•	Consolidation of TI’s patent licensees and market conditions reducing royalty payments to TI;

•	Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or suppliers operate;

•	Availability and cost of raw materials and critical manufacturing equipment;

•	Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•	Changes in the accounting treatment of stock options and other share-based compensation;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;

•	Customer demand that differs from company forecasts;

•	The financial impact of inadequate or excess TI inventories to meet demand that differs from projections;

•	Product liability or warranty claims, or recalls by TI customers for a product containing a TI part;

•	TI’s ability to recruit and retain skilled personnel; and

•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services.

For a more detailed discussion of these factors, see the text under the heading “Cautionary Statements Regarding Future Results of Operations” in Item 1 of the Company’s most recent Form 10-K. The forward-looking statements included in this release are made only as of the date of publication, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

Texas Instruments Incorporated provides innovative DSP and analog technologies to meet our customers’ real world signal processing requirements. In addition to Semiconductor, the company’s businesses include Sensors & Controls and Educational & Productivity Solutions. TI is headquartered in Dallas, Texas, and has manufacturing, design or sales operations in more than 25 countries.

Texas Instruments is traded on the New York Stock Exchange under the symbol TXN. More information is located on the World Wide Web at www.ti.com.

TI Trademarks:

OMAP-DM

DLP

Other trademarks are the property of their respective owners.